PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 20, 2001)

E1,750,000,000
General Motors Acceptance Corporation
6% Global Notes due October 16, 2006

                               ------------------

The Notes will mature on October 16, 2006. Interest will accrue from October 16, 2001 at the rate of 6% per year payable annually in arrear on October 16 of each year, commencing on October 16, 2002. The Notes will not be redeemable prior to maturity unless certain events occur involving United States taxation.

Application has been made to list the Notes on the Luxembourg Stock Exchange and application will be made to list the Notes on the Frankfurt Stock Exchange.

                               ------------------


                                                   Per Note        Total
Public Offering Price (1)                           99.853%    E1,747,427,500
Underwriting Discount                                0.325%    E    5,687,500
Proceeds, before expenses, to
  General Motors Acceptance Corporation             99.528%    E1,741,740,000

(1) Plus accrued interest from October 16, 2001, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery through The Depository Trust Company, Clearstream Banking AG, Frankfurt am Main, the Euroclear System or Clearstream Banking, societe anonyme, Luxembourg on or about October 16, 2001.

                               ------------------

                           Joint Book-Running Managers

ABN AMRO                       Deutsche Bank                                HSBC

                            ------------------------

Credit Suisse First Boston                                           UBS Warburg

                            ------------------------

Banca d'Intermediazione Mobiliare IMI                           Barclays Capital
Bayerische Landesbank Girozentrale                         BCP Investimato, S.A.
BNP PARIBAS                                            Caboto (Gruppo IntesaBci)
Commerzbank Securities                                  CREDIT AGRICOLE INDOSUEZ
Dresdner Kleinwort Wasserstein                             Handelsbanken Trading
ING Barings/BBL                                            SG Investment Banking
Westdeutsche Landesbank Girozentrale

The activities of the underwriters of the Notes are being jointly led by ABN AMRO, Deutsche Bank, and HSBC.

October 5, 2001

                               Table of Contents
                                                                        Page
                           Prospectus Supplement


Incorporation of Certain Documents by Reference.......................   S-3
Directors of GMAC.....................................................   S-4
Ratio of Earnings to Fixed Charges....................................   S-4
Consolidated Capitalization of GMAC...................................   S-5
Selected Consolidated Financial Data..................................   S-6
Use of Proceeds.......................................................   S-7
Foreign Exchange Risks................................................   S-7
Description of Notes..................................................   S-8
Clearing and Settlement...............................................  S-14
United States Federal Taxation........................................  S-18
Proposed European Union Savings Directive.............................  S-22
Underwriting..........................................................  S-23
General Information...................................................  S-25
Legal Opinions........................................................  S-25


                                   Prospectus

                                                                          Page
Principal Executive Offices...........................................     2
Where You Can Find More Information ..................................     2
Incorporation of Certain Documents by Reference ......................     2
Description of General Motors Acceptance Corporation..................     3
Ratio of Earnings to Fixed Charges....................................     3
Use of Proceeds.......................................................     3
Description of Debt Securities........................................     3
Description of Warrants...............................................     8
Plan of Distribution..................................................     9
Experts...............................................................    11

     Unless the context indicates otherwise, the words "GMAC", "we", "our", "ours" and "us" refer to General Motors Acceptance Corporation.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information or to make any additional representations. We are not, and the underwriters are not, making an offer of any securities other than the Notes. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated April 20, 2001. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement.

     The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     In connection with this offering, Deutsche Bank AG London, on behalf of the underwriters, may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level which might not otherwise prevail. Any stabilizing, if commenced, may be discontinued at any time. These transactions are to be coordinated in accordance with applicable laws and regulations.

     This  prospectus   supplement  and  the  accompanying   prospectus  include
particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange and the Frankfurt Stock Exchange. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and, having made all reasonable inquiries, confirm that to the best of our knowledge and belief there are no other facts the omission of which would make any statement contained in this prospectus supplement and the accompanying prospectus misleading.

     Unless otherwise specified or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to "dollars", "$" and "U.S.$" are to United States dollars, and references to "E", "EUR" and "Euro" mean the lawful currency of the member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community as amended by the Treaty on European Union.

                 Incorporation of Certain Documents by Reference

     The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus supplement and accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about General Motors Acceptance Corporation and its finances.

SEC Filings                           Period
Annual Report on Form 10-K........    Year ended December 31, 2000
Quarterly Reports on Form 10-Q....    Quarters ended March 31, 2001 and June 30,
                                      2001
Current Reports on Form 8-K.......    Dated January 17, 2001, February 8, 2001,
                                      April 9, 2001, April 20, 2001, April 24,
                                      2001, July 17, 2001, August 27, 2001,
                                      September 28, 2001 and October 3, 2001.

     You may, at no cost, request a copy of the documents incorporated by reference in this prospectus supplement and accompanying prospectus, except exhibits to such documents, by writing or telephoning the office of G. E. Gross, Controller, at the following address and telephone number:

                        General Motors Acceptance Corporation
                        200 Renaissance Center
                        Mail Code 482-B08-A36
                        Detroit, Michigan 48265-2000
                        Tel: (313) 665-4327

     This prospectus supplement and accompanying prospectus, together with the documents incorporated by reference, will be available free of charge at the office of Banque Generale du Luxembourg S.A., 50 Avenue J. F. Kennedy, L-2951, Luxembourg.

                                Directors of GMAC

                  Name                                           Position
                  ----                                           --------


Richard J. S. Clout................... Executive Vice President

John M. Devine........................ Vice Chairman and Chief Financial
                                       Officer, General Motors Corporation

Eric A. Feldstein..................... Vice President, Finance and Treasurer,
                                       General Motors Corporation

John D. Finnegan...................... Chairman and President,
                                       General Motors Acceptance
                                       Corporation and Executive Vice President,
                                       General Motors Corporation

John E. Gibson........................ Executive Vice President

William F. Muir....................... Executive Vice President and
 ....................................   Chief Financial Officer

W. Allen Reed......................... Vice President and Chief
                                       Investment Funds Officer,
                                       General Motors Corporation

John F. Smith, Jr..................... Chairman, General Motors Corporation

G. Richard Wagoner, Jr................ President and Chief Executive
                                       Officer, General Motors
Corporation

Ronald L. Zarrella.................... Executive Vice President and
                                       President of GM North
                                       America, General Motors Corporation


     The above Directors do not hold any significant positions outside of General Motors Corporation, GMAC and their respective subsidiaries.

     The business address of each Director and the location of GMAC's principal executive offices are 200 Renaissance Center, Detroit, Michigan 48265-2000, United States.

                       Ratio of Earnings to Fixed Charges

              Unaudited
           Six Months Ended               Years Ended
               June 30,                   December 31,
           ----------------               ------------
           2001       2000                2000    1999
           ----       ----                ----    ----
           1.35       1.32                1.30    1.38


     The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges.

     See "Ratio of Earnings to Fixed Charges" in the accompanying prospectus for additional information.


                       Consolidated Capitalization of GMAC
                                   (Unaudited)
                          (In millions of U.S. Dollars)
                                                                      June 30,
                                                                        2001

Total Debt.......................................................... $131,393.8
                                                                     -----------

Stockholders' Equity
 Common stock, $.10 par value (authorized 10,000 shares,
  outstanding 10 shares) and paid-in capital........................ $  5,127.9
 Retained earnings..................................................    9,942.9
 Net unrealized loss on derivatives                                      (111.0)
 Net unrealized gains on securities.................................      178.1
 Unrealized accumulated foreign currency translation adjustment          (408.0)
                                                                     -----------
              Total stockholders' equity............................ $ 14,729.9
                                                                     -----------

Total Capitalization................................................ $146,123.7
                                                                     ==========


Note: Guarantees and contingent liabilities of GMAC are as disclosed on page 27 of the Annual Report on Form 10-K for the year ended December 31, 2000.

     There has been no material change in the consolidated capitalization of GMAC since June 30, 2001.

                      Selected Consolidated Financial Data

     The following table sets forth our selected financial data derived from our audited consolidated financial statements for the two years ended December 31, 2000 and 1999 and from our unaudited financial statements for the six months ended June 30, 2001 and 2000. We do not publish non-consolidated financial statements. We believe that all adjustments necessary for the fair presentation thereof have been made to the unaudited financial data. The results for the interim period ended June 30, 2001 are not necessarily indicative of the results for the full year. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in the accompanying prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.


                                                                           Six Months Ended             Years Ended
                                                                               June 30,                 December 31,
                                                                           2001        2000           2000         1999
                                                                           ----        ----           ----         ----
                                                                                   (in millions of U.S. Dollars)
Balance Sheet Data (1):
Cash and cash equivalents.......................................       $  1,106.5    $     673.0    $  1,147.8     $    704.3
                                                                       ----------    -----------    -----------    ----------
Earning assets
Investments in securities.......................................         10,472.6        9,331.4       9,485.0        8,984.7
Finance receivables, net........................................         90,103.3       86,519.8      93,024.8       81,288.9
Investment in operating leases, net.............................         26,852.7       31,083.9      29,311.1       30,242.4
Notes receivable from General Motors  Corporation...............
                                                                          5,495.8        4,231.2       5,434.0        4,025.0
Real estate mortgages -- held for sale..........................          7,515.5        5,065.8       5,758.5        5,678.4
                      -- held for investment.....                         1,428.3        1,386.4       1,895.1        1,497.4
                      -- lending receivables.....                         3,257.8        1,924.4       2,960.0        1,800.6
Factored receivables..................................                    1,851.1          712.3       2,291.1          764.9
Due and deferred from receivable sales, net.....................          1,703.2        1,134.1       1,159.3          742.2
Mortgage servicing rights, net.......................                     4,342.5        3,583.4       3,984.5        3,421.8
Other...........................................................         14,721.1       11,891.8      12,021.0        9,638.6
                                                                       ----------    -----------    ----------     ----------
Total Assets....................................................       $168,850.4     $157,537.5    $168,472.2     $148,789.2
                                                                       ==========     ==========    ==========     ==========
General Motors Corporation and affiliated companies.............
                                                                            533.4          198.9         199.4          216.0
Interest........................................................          2,122.1        1,657.8       1,765.9        1,550.8
Insurance losses and loss expense reserve.......................          1,736.7         1772.7       1,718.7        1,861.9
Unearned insurance premiums.....................................          2,390.7        2,059.3       2,151.1        1,949.5
Deferred income taxes...........................................          3,645.8        3,476.5       3,574.3        3,496.7
United States and foreign income and other taxes payable........
                                                                            894.1          699.7         805.5          521.9
Other postretirement benefits...................................            742.0          721.9         744.3          704.3
Other...........................................................         10,661.9        6,952.1      10,100.7        6,207.5
Debt.....................................................               131,393.8      126,739.6     133,372.2      121,158.2
                                                                       ----------    -----------    ----------     ----------
Total liabilities...............................................        154,120.5      144,278.5     154,432.1      137,666.8
                                                                       ----------    -----------    ----------     ----------


Common stock, $.10 par value (authorized 10,000 shares,
 outstanding 10 shares) and paid-in capital.....................          5,127.9        3,679.1       5,127.9        2,200.0
Retained earnings...............................................          9,942.9        9,596.3       9,028.5        8,803.9
Net unrealized loss on derivatives..............................           (111.0)          --            --             --
Net unrealized gains on securities..............................            178.1          300.5         231.7          356.8
Unrealized accumulated foreign currency translation adjustment..           (408.0)        (316.9)       (348.0)        (238.3)
                                                                       ----------    -----------    ----------     ----------
 Accumulated other comprehensive income.........................           (340.9)         (16.4)       (116.3)         118.5
                                                                       ----------    -----------    ----------     ----------
 Total stockholder's equity.....................................         14,729.9       13,259.0      14,040.1       11,122.4
                                                                       ----------    -----------    ----------     ----------
Total Liabilities and Stockholder's Equity......................       $168,850.4     $157,537.5    $168,472.2     $148,789.2
                                                                       ==========     ==========    ==========     ==========

-------------------
(1) Certain  amounts for 1999 and 2000 have been  reclassified  to conform  with 2001 classifications.





                                                                           Six Months Ended                 Years Ended
                                                                               June 30,                     December 31,
                                                                         2001        2000               2000          1999
                                                                         ----        ----               ----          ----
                                                                                    (in millions of U.S. Dollars)
Income Statement Data (1):
Financing revenue
Retail and lease financing......................................       $  2,504.5      $ 2,271.8    $  4,773.8    $  4,303.0
Operating leases................................................          3,778.1        4,008.2       7,906.7       7,429.2
Wholesale, commercial and term loans............................          1,377.2        1,327.3       2,812.9       2,045.7
                                                                       ----------      ---------    ----------    ----------
         Total financing revenue................................          7,659.8        7,607.3      15,493.4      13,777.9
Interest and discount...........................................          4,065.4        3,936.9       8,294.7       6,526.2
Depreciation on operating leases................................          2,473.1        2,612.7       5,166.2       4,891.7
                                                                       ----------      ---------    ----------    ----------
         Net financing revenue..................................          1,121.3        1,057.7       2,032.5       2,360.0
Insurance premiums earned.......................................          1,004.7          928.1       1,883.8       1,793.9
Mortgage revenue................................................          2,571.5        1,736.8       3,907.2       2,982.3
Other income....................................................          1,558.4        1,104.1       2,376.7       1,663.9
                                                                       ----------      ---------    ----------    ----------
         Net financing revenue and other........................          6,255.9        4,826.7      10,200.2       8,800.1
                                                                       ----------      ---------    ----------    ----------

Expenses
Salaries and benefits...........................................          1,019.0          922.6       1,865.9       1,591.9
Amortization of intangibles.........................                        525.9          304.8         660.7         516.9
Other operating expenses........................................          1,922.5        1,373.1       3,072.5       2,410.1
Insurance losses and loss adjustment expenses...................            873.9          730.1       1,493.1       1,389.9
Provision for credit losses.....................................            535.7          237.7         551.6         403.8
                                                                       ----------      ---------    ----------    ----------
         Total expenses.........................................          4,877.0        3,568.3       7,643.8       6,312.6
Income before income taxes......................................          1,378.9        1,258.4       2,556.4       2,487.5
United States, foreign and other income taxes...................            498.8          466.0         954.3         960.2
                                                                       ----------      ---------    ----------    ----------
Cumulative effect of accounting change..........                             34.3           --            --            --
                                                                       ----------      ---------    ----------    ----------
         Net income.............................................            914.4          792.4       1,602.1       1,527.3
Retained earnings at beginning of the period  ..................          9,028.5        8,803.9       8,803.9       7,351.6
                                                                       ----------      ---------    ----------    ----------
Total...........................................................          9,942.9        9,596.3      10,406.0       8,878.9
Cash dividends..................................................             --             --        (1,377.5)        (75.0)
                                                                       ----------      ---------    ----------    ----------
         Retained earnings at end of the period ................       $ 9,942.9       $ 9,596.3    $  9,028.5    $  8,803.9
                                                                       ==========      =========    ==========    ==========

--------------------
(1) Certain amounts for 1999 and 2000 have been reclassified to conform with 2001 classifications.


                                 Use of Proceeds

     We will receive net proceeds before expenses of E1,741,740,000 from the sale of the 6% Global Notes due October 16, 2006 ("the Notes"). We estimate that our expenses will be approximately E260,860. The net proceeds from the sale of the securities will be added to the general funds of GMAC and will be available for the purchase of receivables, the making of loans or the repayment of debt. Such proceeds initially may be used to reduce short-term borrowings or invested in short-term securities.

                             Foreign Exchange Risks

     An investment in the Notes that are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the "home currency") entails significant risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Euro and the possibility of the imposition or modification of foreign exchange controls with respect to the Euro. Such risks generally depend on economic and political events over which the Company has no control.

     In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the Euro against the relevant home currency could result in a decrease in the effective yield of a particular note below its coupon rate and, in certain circumstances could result in a loss to the investor on a home currency basis.

     This description of foreign currency risks does not describe all of the risks of an investment in notes denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.


                              Description of Notes

General

     The following description of the Notes supplements and, to the extent that the terms are inconsistent, replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus dated April 20, 2001. The Notes are part of the Debt Securities registered by GMAC in April 2001 to be issued on terms to be determined at the time of sale.

     The Notes will be issued in an initial aggregate principal amount of E1,750,000,000 pursuant to an Indenture dated as of July 1, 1982, as amended, which is more fully described in the accompanying prospectus and the Notes have been authorized and approved by resolution of our Board of Directors.

     The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York, United States.

     The Notes will be redeemed at par on October 16, 2006. The Notes are not redeemable by GMAC prior to maturity unless certain events occur involving U.S. taxation. See "--Redemption for Tax Reasons."

     The Notes bear interest from October 16, 2001 at the rate of 6% per annum. Interest on the Notes will be payable annually in arrear on October 16, commencing on October 16, 2002, unless any payment would otherwise fall on a day which is not a Business Day (as defined below), in which case the payment shall be made on the next Business Day and no further interest shall be paid in respect of the delay in such payment. Interest will be payable to the person in whose name the Notes are registered at the close of business on the last day of September prior to each interest payment date.

     Whenever it is necessary to compute an amount of interest in respect of the Notes for a period of less than a full year, such interest shall be calculated on the basis of (a) the actual number of days in the period from (and including) the date from which interest begins to accrue (the "Accrual Date") to (but excluding) the date on which it falls due, divided by (b) the actual number of days from (and including) the Accrual Date, to (but excluding) the next (or first) following interest payment date.


Form, Denomination and Transfer

     The Notes will be represented by two permanent global Notes without interest coupons which will not be exchangeable for definitive Notes. The CBF Global Note (the "CBF Global Note") will be kept in the custody of Clearstream Banking AG, Frankfurt am Main (the "CBF"). The CBF Global Note will be issued in registered form in the name of CBF and will represent the Notes held by owners of beneficial interests through financial institutions that are accountholders in CBF (the "CBF Accountholders"), including such Notes which are held through Clearstream and Euroclear, each of which has an account with CBF, and any other clearing system which maintains an account with CBF. The DTC Global Notes (the "DTC Global Note") will be kept in custody by Deutsche Bank AG New York ("Deutsche Bank New York") or any successor, as custodian for the Depository Trust Company (the "DTC"). The DTC Global Note will be issued in registered form in the name of Cede & Co., as nominee of DTC, and will represent the Notes held by owners of beneficial interests through financial institutions that are participants in DTC. Together, the Notes represented by the CBF Global Note and the DTC Global Note will equal the aggregate principal amount of the Notes outstanding at any time. The amount of Notes represented by each of the CBF Global Note and the DTC Global Note is evidenced by the register (the "Register") maintained for that purpose by the Registrar (as defined under "--Registrar and Paying Agent").

     The Notes will be sold in minimum denominations of E1,000 and integral multiples thereof.

     Transfers of Notes (a) between CBF Accountholders on the one hand and DTC Participants (as defined under "Clearing and Settlement--Certification and Custody") on the other hand shall be recorded in the Register and shall be effected by an increase or a reduction in the aggregate amount of Notes represented by the DTC Global Note and the CBF Global Note, as the case may be;
(b) between CBF Accountholders shall be effected in accordance with procedures established for this purpose by CBF; (c) between DTC Participants shall be effected in accordance with procedures established for this purpose by DTC; (d) between participants of another clearing system maintaining an account with CBF or between participants of other clearing systems each of which maintains an account with CBF shall be effected in accordance with procedures established for such purposes by the relevant clearing system; and (e) between participants of other clearing systems maintaining an account with CBF on the one hand and CBF Accountholders on the other hand shall be effected in accordance with the procedures established for this purpose by CBF.

     Transfers of Notes or exchanges of Notes in the manner set forth pursuant to clause (a) in the preceding paragraph may not be effected during the period commencing at the close of business on the Record Date as defined under "Description of Notes--Payments" and ending on the related payment date (both dates inclusive).

     Owners of beneficial interests in the global Notes may incur fees payable in respect of maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

Title

     Subject to applicable law and the terms of the Indenture, GMAC, the Registrar and any paying agent will treat the persons in whose names the DTC Global Note and CBF Global Note (collectively, the "Global Notes") are registered, initially Cede & Co. and CBF (collectively, the "holders"), as owners of such Notes for the purpose of receiving payments of principal and interest on the Notes and for all other purposes whatsoever. Therefore, none of GMAC, the Registrar or any paying agent has any direct responsibility or liability for the payment of principal of or interest on the Notes to owners of beneficial interests in the DTC Global Note and the CBF Global Note.

Payments

     Payments of principal of, and interest on, the Notes shall be made on the relevant payment date to the registered holders of the Global Notes in Euro as set forth below. The amount of payments to CBF and to DTC shall correspond to the aggregate principal amount of Notes represented by the CBF Global Note and the DTC Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the CBF Global Note and the DTC Global Note, as the case may be, to the relevant Paying Agent.

     Any owner of beneficial interests in the DTC Global Note (a "DTC Noteholder") shall receive payments of principal and interest in respect of the Notes in U.S. dollars, unless such DTC Noteholder elects to receive payments in Euro in accordance with the procedures set out below. To the extent that DTC Noteholders shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such DTC Noteholders in respect of any such payment (the "Euro Conversion Amount") shall be converted by the relevant Paying Agent into U.S. dollars and paid by wire transfer of same day funds to the registered holder of the DTC Global Note for payment through DTC's settlement system to the relevant DTC Participants. All costs of any such conversion shall be deducted from such payments. Any such conversion shall be based on the relevant Paying Agent bid quotation, at or prior to 11:00 a.m. New York time, on the second New York Business Day (as used herein, New York Business Day refers to any day which is not a Saturday or Sunday or a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York) preceding the relevant payment date, for the purchase by the relevant Paying Agent of U.S. dollars with Euro in an amount equal to the Euro Conversion Amount for settlement on such payment date. If such bid quotation is not available, the relevant Paying Agent shall obtain a bid quotation from a leading foreign exchange bank in The City of New York selected by the relevant Paying Agent for such purpose after consultation with GMAC. If no bid quotation from a leading foreign exchange bank is available, payment of the Euro Conversion Amount will be in Euro to the account or accounts specified by DTC to the relevant Paying Agent. Until such account or accounts are so specified, the funds still held by the relevant Paying Agent shall bear interest at the rate of interest quoted by the relevant Paying Agent for deposits with it on an overnight basis to the extent that the relevant Paying Agent is reasonably able to reinvest such funds.

     Any DTC Noteholder may elect to receive payment of principal and interest with respect to the Notes in Euro by causing DTC to notify the relevant Paying Agent by the time specified below of (i) such DTC Noteholder's election to receive all or a portion of such payment in Euro and (ii) wire transfer instructions to a Euro account in a principal financial center of a member state of the European Union that participates in the European Economic and Monetary Union. Such election in respect of any payment shall be made by the DTC Noteholder at the time and in the manner required by the DTC procedures applicable from time to time and shall, in accordance with such procedures, be irrevocable. DTC's notification of such election and wire transfer instructions and of the amount payable in Euro pursuant to this paragraph must be received by the relevant Paying Agent prior to 5:00 p.m. New York time on the fifth New York Business Day prior to the payment date for the payment of interest and prior to 5:00 p.m. New York time on the eighth New York Business Day prior to the payment date for the payment of principal. Any payment under this paragraph in Euro shall be made by wire transfer of same-day funds to the Euro accounts designated by DTC.

     All payments made by GMAC to the registered holders of the Global Notes shall discharge the liability of GMAC under the Notes to the extent of the sums so paid.

     The record date (the "Record Date") for purposes of blocking transfers between the CBF Global Note and DTC Global Note and payments of principal and interest to the holder of the relevant Global Note shall be, in respect of each such payment, the earlier of the following dates: (a) the date determined in accordance with the conventions observed by CBF from time to time for the entitlement of CBF Accountholders to payments in respect of debt securities denominated in Euro and represented by permanent global certificates (currently the relevant due date), and (b) the tenth New York Business Day preceding the relevant due date. Transfers or exchanges of Notes between the CBF Global Note and DTC Global Note may not be effected during the period commencing on the Record Date and ending on, and including, the related payment date.

     For information as to the rules that may from time to time be applicable to the further distribution of payments of principal or interest by CBF, Clearstream or DTC to the CBF Accountholders, Euroclear Participants, Clearstream Participants or DTC Participants, Noteholders are advised to consult the internal procedures of the clearing system involved.

     If any due date for payment of principal or interest in Euro in respect of any Notes is not a Business Day, such payment will not be made until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York, and (b) a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer ("TARGET") System is operating and (c) CBF is operating.

Currency Conversions

     Initial purchasers of the Notes are required to make payment in Euro. The underwriters are prepared to arrange for the conversion of U.S. dollars into Euro to enable investors in the United States to make payment in Euro. Each such conversion will be made by such underwriter on such terms and subject to such conditions, limitations and charges as such underwriter may from time to time establish in accordance with its regular foreign exchange practices, and subject to applicable United States laws and regulations. All costs of conversions will be borne by such investors. See "Description of Notes--Payments" and "--Foreign Exchange Risks".

     Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see "--Foreign Exchange Risks" and "United States Federal Taxation".

Registrar and Paying Agent

     GMAC has appointed Deutsche Bank Aktiengesellschaft, Frankfurt am Main, as registrar (as such, the "Registrar") and Deutsche Bank Aktiengesellschaft as paying agent and Deutsche Bank AG New York Branch as paying agent in New York (each a "Paying Agent"). GMAC may at any time vary or terminate the appointment of the Registrar or any paying agent or approve any change in the office through which they act, provided that there shall at all times be a Registrar, and provided further that so long as the Notes are listed on any stock exchange (and the rules of such stock exchange so require), GMAC will maintain a paying agent with offices in the city in which such stock exchange is located.

     The  Registrar  and  any  paying  agent  in  such   capacities  are  acting
exclusively as agents of GMAC and do not have any legal relationship of any nature with or accountability to the holders of the Notes.

Further Issues

     We may from time to time, without notice to, or the consent of, the registered holders of the Notes, create and issue further Notes ranking pari passu with the Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes. Such further Notes may be consolidated and form a single series with the Notes and have the same term as to status, redemption or otherwise as the Notes.

Payment of Additional Amounts

     We will pay to the holder of any Note who is a non-United States person (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal, premium, if any, or interest, if any, on such Note, after deduction or withholding by GMAC or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge. The foregoing obligation to pay such additional amounts shall not apply to:

          (a) any tax, assessment or other governmental charge which would not have been so imposed but for:

     o the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, or

     o such holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

          (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

          (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of, premium, if any, or interest, if any, on any Note;

          (e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a Note who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of GMAC entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

          (f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with:

     o certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Note, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding) or

     o any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

          (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any Note, if such payment can be made without such withholding by at least one other paying agent; or

          (h) any Note or Coupon where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN (European Union's Economic and Finance Ministers) Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

          (i) any Note or coupon presented for payment by or on behalf of a holder who would have been able to award such withholding or deduction by presenting the relevant Note or coupon to another Paying Agent in a Member State of the European Union; or

          (j) any combination of items (a),(b),(c),(d),(e),(f),(g),(h)or(i);

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Note to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the Note would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Note.

     The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Notes--Redemption for Tax Reasons", GMAC shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     As used under this heading "Payment of Additional Amounts" and under the headings "Description of Notes--Redemption for Tax Reasons" and "United States Federal Taxation - Tax Consequences to Non-United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" has the meaning set forth in "United States Federal Taxation - Tax Consequences to United States Person" and "non-United States person" has the meaning set forth in "United States Federal Taxation - Tax Consequences to Non-United States Persons" below.

Redemption for Tax Reasons

     If, as a result of:

     o any change or proposed change in or amendment or proposed amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, which becomes effective after the date of this prospectus supplement or which proposal is made after such date, or

     o any change in the official application or interpretation of such laws, including any official proposal for such a change, amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the date of this prospectus supplement or which proposal is made after such date, or

     o any action taken or proposed to be taken by any taxing authority of the United States which action or proposed action is taken or becomes generally known after the date of this prospectus supplement, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to GMAC, there is, in such case, in the written opinion of independent legal counsel of recognized standing to GMAC, a material increase in the probability that GMAC has or may become obligated to pay Additional Amounts (as described above under "Payment of Additional Amounts"), and GMAC in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it, the Notes may be redeemed, as a whole but not in part, at GM's option at any time thereafter, upon notice to the Trustee and the holders of the Notes in accordance with the provisions of the Indenture at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with accrued interest thereon to the date fixed for redemption.

Notices

     Notices to holders of the Notes will be published in authorized daily newspapers in The City of New York, in London, in Germany so long as the Notes are listed on the Frankfurt Stock Exchange and in Luxembourg so long as the Notes are listed on the Luxembourg Stock Exchange. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, in Germany in the Borsen-Zeitung and in Luxembourg in the Luxemburger Wort. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.


                             Clearing and Settlement

Certification and Custody

     Clearing and settlement arrangements, including the existing links between CBF, Euroclear and Clearstream and an especially created link between these systems and DTC, will provide investors access to four major clearing systems. The Notes will be represented by global Notes which will not be exchangeable for definitive Notes representing individual Notes. The CBF Global Note, to be held in CBF, will be issued in registered form in the name of CBF and will represent the Notes held by owners of beneficial interests therein electing to hold Notes through financial institutions that are CBF Accountholders. Clearstream and Euroclear participate in CBF, and, accordingly, Notes held by owners of beneficial interests therein electing to hold Notes through financial institutions that are participants in Clearstream and Euroclear ("Clearstream and Euroclear Participants") are thus included in the CBF Global Note. The DTC Global Note, which will be held by Deutsche Bank New York as custodian for DTC, will be issued in registered form in the name of DTC's nominee Cede & Co. and will represent the Notes held by owners of beneficial interests therein electing to hold Notes through financial institutions that are participants in DTC ("DTC Participants").

     Together, the Notes represented by the CBF Global Note and the DTC Global Note will equal the total aggregate principal amount of the Notes outstanding at any time. When subsequent secondary market sales settle between the CBF and DTC clearing systems, such sales shall be recorded in the Register and shall be reflected by respective increases and decreases in the CBF Global Note and the DTC Global Note.

     Deutsche Bank Aktiengesellschaft, Frankfurt am Main, as the Registrar provides the link between CBF and DTC through Deutsche Bank New York.

     Owners of beneficial interests in the CBF Global Note or the DTC Global Note will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of definitive Notes representing individual Notes.

Payments

     Principal and interest payments on the Notes will be made by GMAC through the Registrar to CBF as the holder of the CBF Global Note and to Cede & Co. as the holder of the DTC Global Note in Euro. Any DTC Noteholder shall receive payments of principal and interest in respect of the Notes in U.S. dollars, unless such DTC Noteholder elects to receive payments in Euro as set forth under "Description of the Notes--Payments." All payments duly made by GMAC to CBF as the holder of the CBF Global Note and to, or to the order of, Cede & Co. as the holder of the DTC Global Note, shall discharge the liability of GMAC under the Notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, none of GMAC, the Registrar or any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Notes. Payments by DTC Participants and Indirect DTC Participants (as defined under "--The Clearing Systems--DTC" below) to owners of beneficial interests in the DTC Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of the DTC Participants or Indirect DTC Participants. None of GMAC, the Registrar or any paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the DTC Global Note or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to the CBF Global Note and payments to owners of interests therein.


The Clearing Systems

     The clearing systems have advised GMAC as follows:

     CBF. CBF is incorporated under the laws of Germany and acts as a specialized depositary and clearing organization. CBF is subject to regulation and supervision by the German Federal Banking Authority (Bundesaufsichtsamt fur das Kreditwesen).

     CBF holds securities for its accountholders and facilitates the clearance and settlement of securities transactions between its accountholders through electronic book-entry changes in securities accounts with simultaneous payment in Euro in same-day funds. Thus, the need for physical delivery of Notes is eliminated.

     CBF provides to the CBF Accountholders, among other things, services for safekeeping, administration, clearance and settlement of domestic German and internationally traded securities and securities lending and borrowing. CBF Accountholders are banking institutions located in Germany, including German branches of non-German financial institutions, and securities brokers or dealers admitted to a German stock exchange that meet certain additional requirements. Indirect access to CBF is available to others such as Euroclear and Clearstream and the underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and others, including individuals, that clear through or maintain custodial relationships with CBF Accountholders either directly or indirectly.

     DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC Participants and to facilitate the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include certain of the underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("Indirect DTC Participants").

     Transfers of ownership or other interests in Notes in DTC may be made only through DTC Participants. Indirect DTC Participants are required to effect transfers through a DTC Participant. In addition, beneficial owners of Notes in DTC will receive all distributions of principal of and interest on the Notes from the Registrar through such DTC Participant.

     Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants, and, because owners of beneficial interests in the Notes holding through DTC will hold interests in the Notes through DTC Participants or Indirect DTC Participants, the ability of such owners of beneficial interests to pledge Notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to such Notes, may be limited.

     Ownership of interests in the DTC Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC Participants and the Indirect DTC Participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the DTC Global Note is limited to such context.

     Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for Clearstream Participants and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream
Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include these underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

     Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.

     Euroclear. Euroclear was created in 1968 to hold securities for Euroclear Participants and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V.(the "Euroclear Operator"), under contract with
Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear Terms and Conditions"). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.


Prescription

     Under New York's statute of limitations, any legal action to enforce our payment obligations evidenced by the Notes must be commenced within six years after payment is due. Thereafter our payment obligations will generally become unenforceable.


Global Clearance and Settlement Procedures

     Primary Market. The CBF Global Note and the DTC Global Note, respectively, will be delivered at initial settlement to CBF and Deutsche Bank New York (as custodian for DTC), respectively. Customary settlement procedures will be followed for participants of each system at initial settlement. Primary market purchasers are required to pay for the Notes in Euro unless otherwise arranged. See "Currency Conversions and Foreign Exchange Risks--Currency Conversions".

     Settlement procedures applicable to the domestic Euro-denominated bond market will be followed for primary market purchasers which are CBF Accountholders. Notes will be credited to their securities accounts on the settlement date against payment in Euro in same-day funds. Settlement procedures applicable to Euro-denominated Notes will be followed for primary market purchasers which are Euroclear or Clearstream Participants. Notes will be credited to their securities accounts on the settlement date against payment in same-day funds.

     Primary market purchasers, which are DTC Participants can have their securities accounts with DTC credited with Notes (i) "free of payment" if they have arranged for payment in Euro outside DTC or (ii) against payment in U.S. dollars in same day funds on the settlement date through DTC's Funds Settlement System.

     Secondary Market. The following paragraphs set forth the procedures governing settlement of secondary market sales of securities such as the Notes in effect on the date hereof.

          (a) Secondary market sales of Notes for settlement within each clearing system and between Clearstream and Euroclear Participants. These sales will be settled in accordance with the rules and procedures established by that system. Settlement within CBF will generally be made on a two business-day basis. Sales to be settled within Euroclear or Clearstream and between Clearstream and Euroclear will normally settle on a three-day asis unless parties specify a different period (which may be as short as two days). DTC is a U.S. dollar-based system but sales may be settled in other currencies on a free-delivery basis. Sales to be settled within DTC will normally settle on a three-day basis, unless parties specify a different period.

          (b) Secondary market sales between CBF Accountholders and Euroclear or Clearstream Participants. These trades normally settle on a three-day basis (unless parties specify a different period, which may be as short as two days).

          (c) Secondary market sales from a DTC Participant to a CBF Accountholder or a Euroclear or Clearstream Participant. Two days prior to a settlement, a DTC Participant selling Notes to a CBF Accountholder or a Euroclear or Clearstream Participant will notify Deutsche Bank New York of the settlement instructions and will deliver the Notes to Deutsche Bank New York by means of DTC's Deliver Order procedures. Deutsche Bank New York will send the settlement instructions to the Registrar. One day prior to settlement, the Registrar will enter delivery-versus-payment instructions into CBF for settlement through its CBF transfer account; if the purchaser holds through Euroclear or Clearstream, the Euroclear or Clearstream Participant will instruct its clearing system to transmit receipt-versus-payment instructions to CBF, and the CBF Accountholder will transmit such instructions directly to CBF, with Deutsche Bank New York as counterparty. On the settlement date, the DTC Participant will input a Deposit/Withdrawal at Custodian ("DWAC") transaction to remove the Notes to be sold from its DTC securities account; matched and pre-checked trades are settled versus payment--the CBF Accountholder's or Clearstream Participant's securities account is credited same day value, the Euroclear Participant's securities account is credited not later than the next business day for the value settlement date, and the Registrar causes the DTC Participant's pre-specified Euro account at the Registrar to be credited for same-day value, or any other Euro account pre-specified by such DTC Participant for value the next business day.

          (d) Secondary market sales from a CBF Accountholder or a Clearstream or Euroclear Participant to a DTC Participant. Two days prior to settlement, a DTC Participant will send Deutsche Bank New York, the details of the transaction for transmittal to the Registrar and instruct its bank to fund the Registrar's Euro account one business day prior to settlement.

     A Clearstream or Euroclear Participant will instruct its clearing system no later than one business day prior to settlement to transmit delivery-versus-payment instructions to CBF, and a CBF Accountholder will transmit one business day prior to settlement such instructions directly to CBF, naming the Registrar as counterparty with further credit to DTC. At the same time (i.e., one business day prior to settlement), the Registrar will transmit settlement instructions to CBF.

     On the settlement day, upon settlement of the trade in CBF, the Registrar will inform Deutsche Bank New York of such settlement; the DTC Participant will initiate a DWAC deposit transaction for Deutsche Bank New York to approve, resulting in a deposit of Notes in the DTC Participant's securities account for same-day value. The CBF Accountholder or a Clearstream or Euroclear Participant's accounts are credited with the sales proceeds for same-day value.

     Settlement in other currencies between the DTC and CBF systems is possible using free-of-payment transfers to move the Notes, but funds movements will take place separately.


                         United States Federal Taxation

     The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the Notes. This summary provides general information only and is directed solely to original holders purchasing Notes at the "issue price", that is, the first price to the public at which a substantial amount of the Notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens or United States persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Persons

     For purposes of the following discussion, "United States person" means a beneficial owner of a Note that is for United States federal income tax purposes:

     o    a citizen or resident of the United States,

     o a corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

     o an estate the income of which is subject to United States federal income taxation regardless of its source, or

     o a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

     If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Notes should consult their tax advisors.

Payments of Interest

     Interest on a Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or retirement of a Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to interest on the Note that has not previously been included in income, which will be includable as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a Note generally will equal the cost of the Note to the United States person.

     In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

Backup Withholding and Information Reporting

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate United States persons. GMAC, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 30.5 percent of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against that United States person's United States federal income tax and may entitle that United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Tax Consequences to Non-United States Persons

     As used herein, the term "non-United States person" means an owner of a Note that is, for United States federal income tax purposes:

     o    a nonresident alien individual,

     o    a foreign corporation or partnership, or

     o    a nonresident alien fiduciary of a foreign estate or trust.

     If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Notes should consult their tax advisors.

Income and Withholding Tax

     Subject to the discussion of backup withholding below:

          (a) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest,

     o (1) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of GMAC entitled to vote, (2) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to GMAC through stock ownership, and (3) either (A) the beneficial owner of the Note certifies (generally on an IRS Form W-8BEN) to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

     o the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides an IRS Form W-8BEN claiming the exemption; or

     o the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides an IRS Form W-8ECI;

     provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false.

          (b) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

          (c) a Note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of GMAC's stock entitled to vote and, at the time of such individual's death, the income on the Note would not have been effectively connected with a United States trade or business of the individual.

     With respect to the certification  requirement  referred to in subparagraph
(a), for Notes held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing a Form W-8IMY, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

     If a non-United States person holding a Note is engaged in a trade or business in the United States, and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. Such a holder may also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.

     Each holder of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form or, if permissible, a copy of such form, is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate and the holder, including the beneficial owner, will not be entitled to any additional amounts from GMAC described under the heading "Description of Notes-Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign holders of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Notes.

Backup Withholding and Information Reporting

     Under current Treasury Regulations, backup withholding (imposed at the rate of 30.5%) will not apply to payments made by GMAC or a paying agent to a non-United States person in respect of a Note if the certifications required by Sections 871(h) and 881(c) of the Code, which are described above, are received, provided in each case that GMAC or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a Note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies, under penalties of perjury, that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

     Non-United States persons holding Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

     Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

     The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.


                    Proposed European Union Savings Directive

     On 18th July, 2001 the EU Commission published a proposal for a new directive regarding the taxation of savings income. It is proposed that, subject to a number of important conditions being met, Member States of the European Union will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in the other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments. The proposed directive is not yet final, and may be subject to further amendment and/or clarification.

                                  Underwriting

     Subject to the terms and conditions set forth in an underwriting agreement dated October 5, 2001 (the "Underwriting Agreement"), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom ABN AMRO Bank N.V., Deutsche Bank AG London and HSBC Bank plc are acting as representatives (collectively, the "Representatives"), has severally agreed to purchase the principal amount of Notes set forth opposite its name below. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased.


                                                              Principal Amount
     Underwriters                                                  of Notes
     ------------------                                       ------------------
     ABN AMRO Bank N.V....................................... EUR   495,775,000
     Deutsche Bank AG London.................................       495,775,000
     HSBC Bank plc...........................................       495,775,000
     Credit Suisse First Boston (Europe) Limited.............        46,025,000
     UBS AG, acting through its business group UBS Warburg...        46,025,000
     Banca d'Intermediazione Mobiliare IMI...................        13,125,000
     Bank Brussel Lambert N.V. ..............................        13,125,000
     Barclays Bank PLC.......................................        13,125,000
     Bayerische Landesbank Girozentrale......................        13,125,000
     BCP INVESTIMENTO - BANCO COMERCIAL PORTUGUES DE
       INESTIMENTO, S.A......................................        13,125,000
     BNP Paribas.............................................        13,125,000
     Caboto Holding SIM S.p.A................................        13,125,000
     Commerzbank Aktiengesellschaft..........................        13,125,000
     Credit Agricole Indosuez................................        13,125,000
     Dresdner Bank AG London Branch..........................        13,125,000
     Societe Generale........................................        13,125,000
     Svenska Handelsbanken AB (publ).........................        13,125,000
     Westdeutsche Landesbank Girozentrale....................        13,125,000
                                                              -----------------
                          Total.............................. EUR 1,750,000,000
                                                              =================

     The Representatives of the underwriters have advised us that the underwriters propose initially to offer the Notes to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.175% of the principal amount of the Notes. After the initial public offering, the public offering price and concession may be changed.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Notes are offered for sale in those jurisdictions in the United States, Europe, Asia and Canada where it is legal to make such offers. Only offers and sales of the Notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement of which the accompanying prospectus, as supplemented by this prospectus supplement, is a part.

     Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither GMAC nor any other underwriter shall have responsibility therefor.

     Each underwriter, severally and not jointly, represents and agrees that:

     o it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     o it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on;

     o it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom; and

     o no selling prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990 (as amended) has been and will be registered and published in the Federal Republic of Germany and that it has not offered or sold and will not offer and sell any Notes in the Federal Republic of Germany otherwise than in accordance with the provisions of the Securities Prospectus Act.


     Although application has been made to list the Notes on the Luxembourg Stock Exchange and application will be made to list the Notes on the Frankfurt Stock Exchange, the Notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the Notes. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

     Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this prospectus supplement.

     In connection with the sale of the Notes, Deutsche Bank AG London, on behalf of the underwriters, may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, Deutsche Bank AG London may overallot the offering, creating a short position. In addition, Deutsche Bank AG London may bid for and purchase the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. Deutsche Bank AG London will not be required to engage in these activities, and may end any of these activities at any time.

     In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with GMAC and certain of its affiliates.

                               General Information

     Application has been made to list the Notes on the Luxembourg Stock Exchange and application will be made to list the Notes on the Frankfurt Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of GMAC and a legal notice relating to the issuance of the Notes have been deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and GMAC's Annual Report on Form 10-K for the year ended December 31, 2000 as well as all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since December 31, 2000, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Banque Generale du Luxembourg S.A. Banque Generale du Luxembourg S.A. will act as intermediary between GMAC and the holders of the Notes. In addition, copies of the Annual Reports, Quarterly Reports and Current Reports of GMAC may be obtained free of charge at such office.

     Except as may be disclosed herein (including the documents incorporated by reference), there has been no material adverse change in the financial or trading position of GMAC since December 31, 2000.

     Except as may be disclosed in the documents incorporated by reference, GMAC is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have or have had during the previous 12 months a significant effect on GMAC's consolidated financial position.

     The Notes have been accepted for clearance through Euroclear and Clearstream and have been assigned Euroclear and Clearstream Common Code No. 013707839 GMAC, International Security Identification Number (ISIN) DE 000 7484131 and CUSIP No. 370425 RY 8 and German Security Code (WKN) No. 748413.

                                 Legal Opinions

     The validity of the Notes offered pursuant to this prospectus supplement will be passed on for GMAC by Martin I. Darvick, Esq., Assistant General Counsel of GMAC, and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1 2/3 par value and owns shares of General Motors Corporation Class H common stock, $0.10 par value.

     The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Corporation and GMAC in various matters.

                       PRINCIPAL EXECUTIVE OFFICES OF GMAC

                             200 Renaissance Center
                          Detroit, Michigan 48265-2000
                                  United States

                             LEGAL AND TAX ADVISORS
                                     TO GMAC

               (As to United States Law) (As to United States Law)
                  Martin I. Darvick, Esq. Peter F. Hiltz, Esq.
                  300 Renaissance Center 300 Renaissance Center
                 Detroit, Michigan 48265 Detroit, Michigan 48265
                           United States United States

                                    AUDITORS

                              Independent Auditors
                                     of GMAC
                              Deloitte & Touche LLP
                             600 Renaissance Center
                          Detroit, Michigan 48243-1274
                                  United States

                       LEGAL ADVISORS TO THE UNDERWRITERS

                            (As to United States Law)
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                  United States

                                  LISTING AGENT

                       Banque Generale du Luxembourg S.A.
                             50 Avenue J. F. Kennedy
                                L-2951 Luxembourg

                                     TRUSTEE

                              The Bank of New York
                               101 Barclay Street
                                    Floor 7E
                            New York, New York 10286
                                  United States

                     PAYING AND TRANSFER AGENT IN LUXEMBOURG

                       Banque Generale du Luxembourg S.A.
                             50 Avenue J. F. Kennedy
                                L-2951 Luxembourg

                             PAYING AGENT IN GERMANY

                        Deutsche Bank Aktiengesellschaft
                 Attn. Corporate Trust & Agency Services (CTAS)
                           Grosse Gallustrasse 10-14
                            D-60272 Frankfurt am Main
                                     Germany

                              REGISTRAR IN GERMANY

                        Deutsche Bank Aktiengesellschaft
                    Attn. Cash, Claim & Location Management
                            Willhelm-Fay-Str. 37-39
                                D-65937 Eschborn
                                     Germany

                     PAYING AGENT AND CUSTODIAN IN NEW YORK

                           Deutsche Bank AG New York
                               Four Albany Street
                               New York, NY 10006

PROSPECTUS

                                 $30,000,000,000
                      General Motors Acceptance Corporation

                                Debt Securities,
                      Warrants to Purchase Debt Securities

                               ------------------

     We will offer from time to time debt securities or warrants to purchase debt securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplemental prospectus carefully before you invest.

                               ------------------

     We reserve the sole right to accept and, together with our agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through any agents.

                               ------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                 April 20, 2001

     You should rely only on the information contained in or incorporated by reference in this prospectus or any accompanying supplemental prospectus. We have not authorized anyone to provide you with different information or to make any additional representations. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.


                         Table of Contents

                                                                        Page
   Principal Executive Offices...................................          2
   Where You Can Find More Information ..........................          2
   Incorporation of Certain Documents by Reference ..............          2
   Description of General Motors Acceptance Corporation..........          3
   Ratio of Earnings to Fixed Charges............................          3
   Use of Proceeds...............................................          3
   Description of Debt Securities................................          3
   Description of Warrants.......................................          8
   Plan of Distribution..........................................          9
   Experts.......................................................         11

     Unless the context indicates otherwise, the words "GMAC", "we", "our", "ours" and "us" refer to General Motors Acceptance Corporation.

     Any agent's commissions or dealer or underwriter's discounts in relation to the sale of securities covered by this prospectus will be set forth in the applicable prospectus supplement. The net proceeds we receive from such sale will be (a) the purchase price of the securities less such agent's commission,
(b) the purchase price of the securities, in the case of a dealer or (c) the public offering price of the securities less such underwriter's discount. There will be an additional deduction from the proceeds in the case of (a), (b) and
(c), for other related issuance expenses. Our aggregate proceeds from all securities sold will be the purchase price of the securities sold less the aggregate of the agents' commissions, the underwriter discounts and any other expenses of issuance and distribution.

                           Principal Executive Offices

     Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is 313-556-5000.

                               ------------------

                       Where You Can Find More Information

     We file annual, quarterly, and special reports and other information with the SEC. You may read and copy any reports or other information we file at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the following Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. You may also request copies of our documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Room. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC filings are also available to the public from commercial document retrieval services and over the Internet at http://www.sec.gov. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the "registration statement") under the Securities Act of 1933 with respect to the securities. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

                 Incorporation of Certain Documents by Reference

     The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents set forth below that we previously filed with the SEC and any future filings made with the SEC until the offering of all the securities has been completed. These documents contain important information about GMAC and its finances.

SEC Filings (File No. 1-3754)                        Period
-----------------------------                        ------
Annual Report on Form 10-K                  Year ended December 31, 2000


     You may request a copy of the documents incorporated by reference in this prospectus, except exhibits to such prospectus, at no cost, by writing or telephoning the office of G. E. Gross, Controller, at the following address and telephone number:

                      General Motors Acceptance Corporation
                      200 Renaissance Center
                      Mail code 482-B07-C24
                      Detroit, Michigan 48265-2000
                      Tel: (313) 665-4327


              Description of General Motors Acceptance Corporation

     We are a wholly-owned subsidiary of General Motors Corporation and were incorporated in 1997 under the Delaware General Corporation Law. On January 1, 1998, we merged with our predecessor, which was originally incorporated in 1919 under the New York Banking Law relating to investment companies, and thereupon assumed all of our predecessor's assets, liabilities and obligations. Operating directly and through subsidiaries and associated companies in which we have equity investments, we offer a wide variety of automotive financial services to and through franchised General Motors dealers in many countries throughout the world. We also offer financial services to other automobile dealerships and to the customers of those dealerships. Other financial services we offer include insurance and mortgage banking.

     Our principal businesses are:

     o    to finance the  acquisition  by franchised  General Motors dealers for
          resale  of  various  new   automotive   and   nonautomotive   products
          manufactured by General Motors Corporation;

     o    to  acquire  from  such  dealers,   either   directly  or  indirectly,
          installment obligations covering retail sales and leases of new General Motors products as well as used units of any make;

     o    to finance new products of other manufacturers; and

     o to lease motor vehicles and certain types of capital equipment to others.

     The automotive financing industry is highly competitive. Our principal competitors are affiliated finance subsidiaries of other major manufacturers as well as a large number of banks, commercial finance companies, savings and loan associations and credit unions. Our business is influenced by our ability to offer competitive financing rates which in turn is directly affected by our access to capital markets.


                       Ratio of Earnings to Fixed Charges

                                   Years Ended
                                  December 31,

                     2000    1999     1998     1997     1996
                     ----    ----     ----     ----     ----
                     1.30    1.38     1.33     1.42     1.41

     We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes our consolidated earnings and fixed charges. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

                                 Use of Proceeds

     We will add the net proceeds from the sale of the securities to our general funds and they will be available for the purchase of receivables, the making of loans or the repayment of debt. We may initially use the proceeds to reduce short-term borrowings or to invest in short-term securities.


                         Description of Debt Securities

     The debt securities offered are to be issued under an Indenture dated as of July 1, 1982, as amended by:

     o    a First Supplemental Indenture dated as of April 1, 1986

     o    a Second Supplemental Indenture dated as of June 15, 1987

     o    a Third Supplemental Indenture dated as of September 30, 1996

     o    a Fourth Supplemental Indenture dated as of January 1, 1998

     o    a Fifth Supplemental Indenture dated as of September 30, 1998 and as further amended by the Trust Indenture Reform Act of 1990 (together, the "Indenture"), between us and The Bank of New York, Successor Trustee (the "Trustee"), copies of which are filed as exhibits to the registration statement. The following summaries of certain provisions of the Indenture are not complete and are subject to all provisions of the Indenture, including the definition of certain terms.

     The Indenture provides that, in addition to the debt securities being offered, additional debt securities may be issued without limitation as to aggregate principal amount, but only as authorized by our Board of Directors.

General

     Reference is made to the accompanying prospectus supplement for the following terms of the debt securities being offered:

     o    the designation of the debt securities;

     o    the aggregate principal amount of the debt securities;

     o the percentage of their principal amount at which the debt securities will be issued;

     o    the date or dates on which the debt securities will mature;

     o the rate or rates per annum, if any, at which the debt securities will bear interest;

     o    the times at which the interest will be payable;

     o the date after which the debt securities may be redeemed and the redemption price;

     o the currency or currencies in which the debt securities are issuable or payable;

     o    the exchanges on which the debt securities may be listed; and

     o    whether the debt securities shall be issued in book-entry form.

     Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the Trustee, which at the date hereof is 101 Barclay Street, New York, New York 10286, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.

     The debt securities will be unsecured and unsubordinated and will rank pari passu with all our other unsecured and unsubordinated obligations (other than obligations preferred by mandatory provisions of law).

     Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the accompanying prospectus supplement.

     Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in the accompanying prospectus supplement, in any other freely transferable currency.

     If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

     If a prospectus supplement specifies that the debt securities will have a redemption option, the "Option to Elect Repurchase" constitutes an issuer tender offer under the Exchange Act. We will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected. We will make any required filings with the Commission and furnish certain information to the holders of the debt securities.

Book-Entry, Delivery and Form

     Unless otherwise indicated in the accompanying prospectus supplement, the debt securities will be issued in the form of one or more fully registered global securities (collectively, the "Global Debt Security") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of the Depositary's nominee. Except as set forth below, the Global Debt Security may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     The Depositary has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

     o securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

     o    banks and trust companies;

     o    clearing corporations; and

     o    certain other organizations.

     Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants.


     The Depositary advises that pursuant to procedures established by it:

     o upon issuance of the debt securities by us, the Depositary will credit the account of participants designated by the underwriters with the principal amounts of the debt securities purchased by the underwriters; and

     o ownership of beneficial interests in the Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Debt Security).

     The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Debt Security is limited to such extent.

     As long as the Depositary's nominee is the registered owner of the Global Debt Security, such nominee for all purposes will be considered the sole owner or holder of the debt securities under the Indenture. Except as provided below, you will not:

     o be entitled to have any of the debt securities registered in your name,

     o receive or be entitled to receive physical delivery of the debt securities in definitive form, or

     o be considered the owner or holder of the debt securities under the Indenture.

     Neither we, the Trustee, any Paying Agent nor the Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on the debt securities registered in the name of the Depositary's nominee will be made by the Trustee to the Depositary's nominee as the registered owner of the Global Debt Security. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the debt securities are registered as the owners of the debt securities for the purpose of receiving payment of principal and interest on the debt securities and for all other purposes whatsoever. Therefore, we do not have, and neither the Trustee nor any Paying Agent has, any direct responsibility or liability for the payment of principal or interest on the debt securities to owners of beneficial interests in the Global Debt Security. The Depositary has advised us and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Debt Security as shown on the records of the Depositary. Payments by participants and indirect participants to owners of beneficial interests in the Global Debt Security will be the responsibility of such participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name".

     If the Depositary is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the Global Debt Security. In addition, we may at any time determine not to have the debt securities represented by the Global Debt Security and, in such event, will issue debt securities in definitive form in exchange for the Global Debt Security. In either instance, an owner of a beneficial interest in a Global Debt Security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the debt securities in definitive form. Debt securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Limitation on Liens

     The only financial covenant applicable to the debt securities is that described below. That covenant requires that the debt securities be equally and ratably secured in the circumstances described therein but has no special application merely by virtue of the occurrence of any transaction or series of transactions resulting in material changes in GMAC's debt-to-equity ratio.

     The debt securities are not secured by mortgage, pledge or other lien.

     GMAC will covenant in the debt securities that so long as any of the debt securities remain outstanding, it will not pledge or otherwise subject to any lien any of its property or assets unless the debt securities are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. Such covenant does not apply to:

o the pledge of any assets to secure any financing by GMAC of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which GMAC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

o the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

o any deposit of assets of GMAC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by GMAC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against GMAC;

o any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

o any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).



Merger and Consolidation

     The Indenture provides that we will not merge or consolidate with another corporation or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation shall expressly assume the interest and principal due under the securities. In either case, the Indenture provides that neither we nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the Indenture provides that in the case of any such merger or consolidation, either we or the successor company may continue to issue securities under the Indenture.


Modification of the Indenture

     The Indenture contains provisions permitting us and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment, voting as one class, provided that no such modification shall:

     o extend the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each debt security so affected, or

     o reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all debt securities then outstanding under the Indenture.

Events of Default

     An Event of Default with respect to any series of debt securities issued subject to the Indenture is defined in the Indenture as being:

     o default in payment of any principal or premium, if any, on such series;

     o    default for 30 days in payment of any interest on such series;

     o default for 30 days after notice in performance of any other covenant in the Indenture; or

     o    certain events of bankruptcy, insolvency or reorganization.

     No Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities issued thereunder. In case an Event of Default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an Event of Default as set out in the fourth item listed above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any Event of Default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, except in a case of failure to pay principal or premium, if any, or interest on such debt security for which payment had not been subsequently made. We are required to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity or security.

     Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Concerning the Trustee

     The Bank of New York is the Successor Trustee under the Indenture. It is also Successor Trustee under various other indentures covering our outstanding notes and debentures. The Bank of New York and its affiliates act as depository for funds of, make loans to, act as trustee and perform certain other services for, certain of our affiliates and us in the normal course of its business. As trustee of various trusts, it has purchased our securities and those of certain of our affiliates.


                             Description of Warrants

General

     The following statements with respect to the warrants are summaries of the detailed provisions of one or more separate warrant agreements (each a "Warrant Agreement") between us and a banking institution organized under the laws of the United States or one of the states thereof (each a "Warrant Agent"), a form of which is filed as an exhibit to the registration statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

     The warrants will be evidenced by warrant certificates (the "Warrant Certificates") and, except as otherwise specified in the prospectus supplement accompanying this prospectus, may be traded separately from any debt securities with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a warrant does not have any of the rights of a holder of a debt security in respect of, and is not entitled to any payments on, any debt securities issuable, but not yet issued, upon exercise of the warrants.

     The warrants may be issued in one or more series, and reference is made to the prospectus supplement accompanying this prospectus relating to the particular series of warrants, if any, offered thereby for the terms of, and other information with respect to, such warrants, including:

     o    the title and the aggregate number of warrants;

     o    the debt securities for which each warrant is exercisable;

     o    the date or dates on which the warrants will expire;

     o    the price or prices at which the warrants are exercisable;

     o    the currency or currencies in which the warrants are exercisable;

     o the periods during which and places at which the warrants are exercisable;

     o    the terms of any mandatory or optional call provisions;

     o the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

     o    the identity of the Warrant Agent;

     o    the exchanges, if any, on which the warrants may be listed; and

     o    whether the Warrants shall be issued in book-entry form.

Exercise of Warrants

     Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and by communicating to the Warrant Agent the identity of the warrantholder and the number of warrants to be exercised. Upon receipt of payment and the Warrant Certificate properly completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable debt securities, the form of which shall be set forth in the prospectus supplement. If less than all of the warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amounts of Warrants.


                              Plan of Distribution

     We may sell the securities being offered in five ways:

     o    directly to purchasers,

     o    through agents,

     o    through underwriters,

     o    through dealers, and

     o through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Direct Sales

     We may directly solicit offers to purchase securities In this case, no underwriters or agents would be involved.

By Agents

     We may use agents to sell the securities. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily five business days or less

By Underwriters

     If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

By Dealers

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale

Delayed Delivery Contracts

     If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include:

     o    commercial and savings banks,

     o    insurance companies,

     o    pension funds,

     o    investment companies,

     o    educational and charitable institutions, and

     o    other institutions.

     All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

Through the Internet

     We may also offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

     The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. We will describe in the related supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters' obligations with respect to the auction or ordering system.

General Information

     The place and time of delivery for the securities described in this prospectus are set forth in the accompanying prospectus supplement.

     We may have agreements with the agents, underwriters and dealers to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

     Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of business.

     In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

                                     Experts

      The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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